Exhibit 10.7

ANALOG DEVICES, INC.

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

Effective as of January 1, 2024

ANALOG DEVICES, INC.
DEFERRED COMPENSATION PLAN

ARTICLE I
Introduction
1.1    History.
The Analog Devices, Inc. Deferred Compensation Plan (the “Plan”) was established by Analog Devices, Inc. (the “Company”) effective December 1, 1995 and thereafter amended from time to time. In accordance with the provisions of Notice 2005-1 issued by the Internal Revenue Service this Plan was amended and restated on February 3, 2005. The Plan was amended and restated effective January 1, 2009, except as otherwise expressly provided, to set forth the terms under which it will operate in compliance with Section 409A of the Internal Revenue Code and the regulations thereunder. The Plan was again amended and restated effective January 1, 2024 to add certain features to the Plan and to remove certain features from the Plan, which changes shall become effective and operative on and after the first day of the 2024 Plan Year.
1.2    Statement of Purpose and Compliance with Law.
The purpose of the Plan is to provide deferred compensation benefits to a select group of management and highly compensated employees of the Company and the Directors and to assist in attracting and retaining qualified individuals to serve as officers and managers or Directors of the Company.
The Plan is intended to defer the recognition of taxable income by participants until the distribution of amounts they have deferred or the Company has contributed in accordance with the Plan’s terms without the imposition of any penalties. Therefore, the Plan is intended to comply with all applicable law consistent with that intent, including Section 409A of the Internal Revenue Code of 1986, as amended and shall be operated and interpreted in accordance with this intention and any action or failure to act which is determined to be inconsistent with Section 409A shall be corrected as soon as possible in order to comply with such Section 409A. To the extent of any inconsistency between this Plan and Section 409A, Section 409A shall govern and control.
The Plan is operated in accordance with the terms of the Plan as of the effective date of the most recent amendment and restatement, or amendment if later, as the case may be. Plan terms that continue to govern the treatment of amounts allocated to Accounts for prior years may be reflected in prior Plan documents and may not appear in the current amended and restated Plan document. Changes to distribution and election rules appearing in this amended and restated Plan document are applicable only to elections made for the 2024 Plan Year and thereafter; to avoid doubt, nothing in the 2024 amended and restated Plan document shall change, modify or alter, or be deemed to change, modify or alter Deferral Elections for amounts deferred on or before December 31, 2023.

ARTICLE II
Definitions
When used in this Plan and initially capitalized, the following words and phrases shall have the meanings indicated:
2.1Account.
“Account” means an account containing the sum of a Participant’s Deferral Account and Company Contribution Account, or any Special Account established under this Plan.
2.2Administrative Procedures.
“Administrative Procedures” means the detailed terms governing the operation of the Plan as adopted by the Board and modified from time to time as provided under the terms of said Administrative Procedures, any such modifications to conform in their terms and operation with Section 409A.
2.3Annual Bonus.
“Annual Bonus” means the bonus earned by a Participant during a Plan Year (or during that Plan Year and a future Plan Year) under the Company’s regular fiscal year bonus plan, prior to taking into account any Deferral Election under this Plan for such Plan Year(s).
2.4Base Salary.
“Base Salary” means the salary earned by a Participant during a Plan Year, prior to taking into account any Deferral Election under this Plan for such Plan Year. To avoid doubt, “salary” includes all amounts paid to a Participant by the Company with respect to services rendered and also includes amounts paid in lieu of such services, including without limitation holiday pay, paid time off, bereavement pay, vacation pay, sick pay and similar types of remuneration. “Salary” for these purposes does not include any amounts received as reimbursements or similar payment.
2.5Beneficiary.
“Beneficiary” means the person or persons designated or deemed to be designated by the Participant pursuant to Article VII to receive benefits payable under the Plan in the event of the Participant’s death.
2.6Board.
“Board” means the Board of Directors of the Company.
2.7Change in Control.
“Change in Control” means each event that would qualify as a Change in Control Event of the Company in accordance with the definition set forth on Schedule A.

2.8Class Year.
“Class Year” means each Plan Year for which a Deferral Election is made under the Plan. Each Class Year Deferral Election will be subject to a separate distribution election applicable to all amounts deferred and contributed during that Class Year, which will either be a (i) distribution upon Separation from Service (for any reason including death), or (ii) a Specified Payment Date.
2.9Code.
“Code” means the Internal Revenue Code of 1986, as amended.
2.10Commissions.
"Commissions" means sales commissions payable to a Participant during a Plan Year in accordance with Treasury Regulation Section 1.409A-2(a)(12), prior to taking into account any Deferral Election under the Plan for such Plan Year.
2.11Committee.
“Committee” has the meaning set forth in Section 8.1.
2.12Compensation.
“Compensation” means the Base Salary, Annual Bonus and Commissions earned by an Eligible Employee for each Plan Year or the fees earned by any non-employee Board member in each Plan Year or Other Bonus as defined herein. However, the Deferral Election shall be adjusted, only to the extent necessary, for amounts needed: (a) for the payment of required tax withholding, subject to Section 4.2, (b) as pre-tax contributions under the TIP which are not in excess of the limits under said plan consistent with the provisions of Treasury Regulation Section 1.409A-2(a)(9)(iii), (c) as contributions under the Company’s so-called “cafeteria plan” qualified under Section 125 of the Code and in accordance with the provisions of said Section and Treasury Regulation Section 1.409A-2(a)(10), and (d) as payments elected by the Eligible Employee or otherwise in effect, prior to the beginning of any Plan Year. Notwithstanding anything contained herein to the contrary, in no event shall Compensation include any Base Salary, commission payments, bonus payment or other similar payments paid to an Eligible Employee, or severance, separation or similar pay paid to an Eligible Employee, after their Separation from Service.
2.13Company Contribution Account.
“Company Contribution Account” means the account maintained on the books of the Employer for the purpose of accounting for the Company Contribution Amount and the investment return credited to such Account pursuant to Article V.

2.14Company Contribution Amount.
“Company Contribution Amount” means the amount credited to a Participant’s Company Contribution Account under Section 4.2.

2.15Company.
“Company” means Analog Devices, Inc. (Analog) and any successor thereto.
2.16Deferral Account.
“Deferral Account” means the Account maintained on the books of the Employer for the purpose of accounting for each Participant's Deferral Election under the Plan and for the investment return credited to the Account pursuant to Article V.
2.17Deferral Benefit.
“Deferral Benefit” means the benefit payable to a Participant or their Beneficiary pursuant to Article VI and shall include all amounts for any Class Year deferred by a Participant for such Class Year and all amounts of any Company Contribution Amount for such Class Year, along with all earnings, if any.
2.18Deferral Election.
“Deferral Election” means the election made by a Participant to defer Compensation pursuant to Article IV which will be made in accordance with the Administrative Procedures or in accordance with Treasury Regulation Section 1.409A-2(a)(b).
2.19Disability.
“Disability” means Disability as defined in Section 409A and set forth on Schedule A.
2.20Eligible Employee.
“Eligible Employee” means (i) a highly compensated or management employee of the Company or a Selected Affiliate who is designated in accordance with Section 3.1 as eligible to participate in the Plan, or (ii) any non-employee member of the Board serving from time to time.
2.21Employer.
“Employer” means, with respect to a Participant, the Company or the Selected Affiliate which pays such Participant’s Compensation.
2.22Investment Return Rate.
“Investment Return Rate” means the rate credited on Accounts in accordance with the Administrative Procedures.
2.23Other Bonus.
“Other Bonus” means any Participant bonus other than the Annual Bonus earned by a Participant with respect to which a Deferral Election is made under this Plan.

2.24Participant.
“Participant” means any Eligible Employee who elects to participate by completing a Participation Election.
2.25Participation Election.
“Participation Election” means the Participant’s election, in whatever manner is prescribed in the Administrative Procedures, to make Deferral Elections under the Plan. Participation Elections may be made for each Class Year and will include the amount or percentage of Compensation to be deferred, along with the timing (e.g., Separation from Service or Specified Payment Date, etc.) and form (e.g., lump sum or installment) that will apply to all amounts either deferred by the Participant or contributed to the Plan by the Employer for that Class Year.
2.26Plan.
“Plan” means the Analog Devices, Inc. Amended and Restated Deferred Compensation Plan, as amended from time to time.
2.27Plan Year.
“Plan Year” means a twelve-month period commencing January 1 and ending the following December 31.
2.28Recordkeeper.
“Recordkeeper” means the organization which is responsible for maintaining the records of the Plan from time to time.
2.29Retirement.
“Retirement” means a Separation from Service of Participant who has reached age 62 and completed (i) 10 years of vesting service under the TIP as an employee, or (ii) 10 years of service from the date of initial election as a non-employee member of the Board; to avoid doubt, a Participant who joined the Company as a result of purchase, merger or similar transaction, will have their years of service determined by including those years of service performed for the purchased or merged entity prior to the closing of the transaction. Retirement as a distribution election has been removed from the Plan, effective as of December 31, 2023. Pre-January 1, 2024 Retirement distribution elections will remain in effect and administered in accordance with the terms of the Plan in effect prior to January 1, 2024, but no Participant may elect Retirement as a distribution option for amounts deferred or contributed to the Plan on or after January 1, 2024.
2.30Section 409A.
“Section 409A” means Section 409A of the Code and the regulations issued thereunder, as modified from time to time. Certain rules regarding Plan operation in accordance with Section 409A are set forth on Schedule A.

2.31Selected Affiliate.
“Selected Affiliate” means an entity which is designated by the Committee, the Board or by both the Company’s Chief Executive Officer and Vice President of Human Resources and is (1) an entity in an unbroken chain of companies beginning with the Company if each of the companies other than the last company in the chain owns or controls, directly or indirectly, stock possessing not less than 50 percent of the total combined voting power of all classes of stock in one of the other companies, or (2) a partnership or joint venture in which one or more of such companies is a partner or venturer, each of which shall be selected by the Committee.
2.32Special Account.
"Special Account" means any Account established for an Eligible Employee under the Plan in accordance with the terms of an individual agreement which, except to the extent otherwise provided in such individual agreement, shall be subject to the terms of this Plan.
2.33Specified Payment Date.
“Specified Payment Date” means the month and day of a Plan Year elected by a Participant to have their Deferral Benefit for a Class Year distributed, in accordance with the Participation Election made by the Participant in pursuant to Article VI and any applicable Administrative Procedures. A Specified Payment Date must not be during a Plan Year that is less than three (3) years from the Class Year for which the Deferral Election is in effect.
2.34TIP.
“TIP” means, with respect to a Participant, the Analog Devices, Inc. “The Investment Partnership”, a qualified retirement plan under Sections 401(a) and 401(k) of the Code, or its successor, or as it may be amended from time to time.
2.35Unforeseeable Emergency.
“Unforeseeable Emergency” has the meaning set forth in Section 6.3.
2.36Valuation Date.
“Valuation Date” means a date on which the Participant’s Account is valued as provided in Article V. The Valuation Date each business day of the Plan Year that the NASDAQ is open.

ARTICLE III

Eligibility and Participation
3.1    Eligibility.
Eligibility to participate in the Plan is limited to Eligible Employees. Eligible Employees shall be identified in accordance with the Administrative Procedures.

3.2    Participation.
Participation in the Plan shall be limited to Eligible Employees who complete a Participation Election or Eligible Employees with Special Accounts.
3.3    Change in Participation Status.
A Participant may change a Participant Election or terminate their participation in the Plan only in accordance with the Administrative Procedures.

ARTICLE IV

Deferral of Compensation
4.1    Deferral Elections.
A Participant may make Deferral Elections of a specified percentage of their Compensation or components of such Compensation in accordance with the Administrative Procedures for each Class Year. The Deferral Elections for each Class Year shall indicate whether the amount allocated to the Account in such Class Year will be distributed to them on a Separation from Service (including death) or on a Specified Payment Date, and shall include the form (lump sum or installment of such distribution for each Class Year. The Deferral Election shall apply to all amounts deferred or contributed to the Participant’s Account for that Class Year.
4.2    Crediting Deferred Compensation and Company Contribution Amounts.
The amount of Compensation subject to a Deferral Election under Section 4.1 shall be credited by the Employer to the Participant’s Deferral Account periodically, the frequency of which will be determined in accordance with the Administrative Procedures. To the extent that the Employer is required to withhold any taxes or other amounts from a Participant’s deferred Compensation pursuant to any state, federal or local law, such amounts shall be withheld first from that portion of the Participant’s Compensation which is not credited to the Deferral Account or any other amounts paid to the Participant to the extent feasible.
For each deferral of Compensation, the Company shall credit the Company Contribution Account of each Participant, other than a non-employee Director, with an amount equal to 8% of the amount of Compensation actually deferred to the Plan. For purposes of this paragraph, Compensation shall exclude deferrals of a Participant’s Annual or Other Bonus or fees of non-employee directors but include Base Salary and sales Commissions. Amounts of any Company Contributions that are allocated during a Class Year shall be distributed in the type and form designated in the Participant’s election for such Class Year, made in accordance with Section 4.1 above.

ARTICLE V

Benefit Accounts
5.1    Valuation of Account.
As of each Valuation Date, a Participant’s Account shall consist of the Account balance as of the Valuation Date. The amount credited to each Account shall be adjusted for hypothetical investment earnings, expenses, allocations, distributions, expenses, gains or losses attributable to the investment options selected.
5.2    Crediting of Investment Return.
As of each Valuation Date until all of a Participant’s Account is distributed, each Participant’s Deferral Account and Company Contribution and any other Account established under the Plan shall be credited with the Investment Return Rate earned since the immediately preceding Valuation Date as provided in the Administrative Procedures.
5.3    Statement of Accounts.
The Recordkeeper shall provide statements of Account value to Participants in accordance with the Administrative Procedures.
5.4    Vesting of Account.
Except as provided in Sections 10.1 and 10.2, a Participant shall be 100% vested in their Account at all times.
5.5    Investment Vehicles.
A Participant, and in certain circumstances, the Beneficiary, may elect, from time to time, the Investment Return Rate that will be credited to their Account as if it were invested in one or more investment vehicles selected by the Committee and made available for such election in accordance with the Administrative Procedures. The Committee may also establish a default deemed investment which shall apply to any Account if the Participant (or Beneficiary) makes no election.

ARTICLE VI

Payment of Benefits
6.1    Distribution of Account.
Based on the Participation Election made in accordance with Section 6.4, upon Separation from Service of a Participant (including because of a Participant’s death) or upon the attainment of a Specified Payment Date, the Employer shall pay to the Participant or their Beneficiary a Deferral Benefit equal to the vested balance of their applicable Account determined pursuant to Article V, less applicable withholding. Payment shall be made in the form of a lump sum payment or installments, in accordance with the Participation Election in effect as further described in Section 6.4, and otherwise in accordance with the terms of this Plan and the Administrative Procedures.

Unless otherwise elected in accordance with the provisions of this Plan, all distributions shall be made within 60 days of the Separation from Service or the Specified Payment Date. Each successive installment distribution shall be made on the anniversary of the first payment.
Except as provided in Section 6.2, elections with respect to distribution under the Plan for the 2023 Plan Year and all prior Plan Years shall continue in effect and may be changed only in accordance with the provisions of Section 6.7 below and the Administrative Procedures.
Upon a Change in Control, and notwithstanding any election by the Participant, if distribution of the Account has not already commenced at the time of such event in accordance with the Participant’s election, the Employer shall pay to the Participant, subject to Section 6.5, their Account balance in a lump sum equal to the vested balance of their Account determined pursuant to Article V, less applicable withholdings, as soon as administratively practicable, but in any event within 60 days of such event.
6.2    Acceleration of Payments upon Death or Disability.
Notwithstanding any Deferral Election, in the event of the Participant’s death or Disability prior to their receipt of any part or all of their Account balance (including amounts payable under an installment distribution election), the Account shall be distributed to them (or their Beneficiary as determined under Article VII, if applicable), in a lump sum within 180 days of the Participant’s death or Disability. The provisions of this Section 6.2 shall apply to all amounts deferred to the Plan, whether prior to or after January 1, 2024.
6.3    Unforeseeable Emergency.
In the event that the Committee, upon request of a Participant, determines, that the Participant has suffered an Unforeseeable Emergency as defined in Section 409A and set forth on Schedule A, the Employer shall distribute to the Participant, as soon as practicable following such determination, (and in any event within 90 days of such determination), the amounts provided for under this Section 6.3. Such distribution shall consist of an amount necessary to meet the emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution but not exceeding the aggregate balance of such Participant’s Deferral Account as of the date of such payment. The determination of whether a distribution may be approved on account of an Unforeseeable Emergency shall be made after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. The amount of the Deferral Benefit otherwise payable under the Plan to such Participant shall be adjusted to reflect the early payment of the Unforeseeable Emergency. Any distribution under this Section 6.3 shall be made only in the manner and to the extent that it is in compliance with Section 409A.
6.4    Form of Payment.
The Account Balance payable pursuant to Section 6.1 shall be paid in accordance with the Participation Election for each Class Year in one of the following forms of payment, as elected by the Participant:

Distribution Type	Form of Payment Available
Death or Disability	•A single lump sum within 60 days of the death or Disability.
Separation from Service,
•A single lump sum within 60 days of the Separation from Service, death or Disability;
•A single lump sum on the 1st or 2nd anniversary of the Participant’s Separation from Service; or
•Annual installments over 2 to 10 years.

Specified Payment Date	•Annual installments over 2 to 5 years; or •A single lump sum

Participation Elections must include all selections with respect to the amount elected, including the form of such (i.e., lump sum or installment, as described above) and the timing of distributions (i.e., whether a lump sum is made on the first or second anniversary of the Separation from Service, etc.) for each Class Year, and such election shall apply to all amounts deferred to the Participant’s Account for that Class Year.
The date upon which any amount elected to be distributed on a Specified Payment Date must be at least three (3) years from the Class Year for which the election is made (i.e., if the Participant elects to have all amounts allocated to the Account in the 2024 Class Year distributed on a Specified Payment Date, such Specified Payment Date may not be prior to calendar year 2027).
A Participant who elects to receive a distribution on a Separation from Service may elect to receive the lump sum distribution within 60 days of the date of the Separation from Service, or upon the first or second anniversary of the date of the Separation from Service.
Notwithstanding any election by a Participant to the contrary, a Participant who incurs a Separation from Service, dies or incurs a Disability prior to an elected Specified Payment Date shall have all amounts in their Account that have not yet commenced distribution or fully distributed within 60 days of such Separation from Service, death or disability, in the form of a single lump sum.
The payment of the Deferral Benefit, whether in a lump sum or installments, shall be treated as made in a single payment, for purposes of Section 409A.

In all cases, if a Participant either fails: (i) to elect a Specified Payment Date for a Class Year, payment shall be made on Separation from Service or (ii) to elect the form of distribution for a Class Year, the Account Balance shall be distributed in the form of a single lump sum.
6.5    Commencement of Payments for Key Employees.
If a Participant is a “specified employee” within the meaning of Section 409A as of the date of their Separation from Service, no amount will be paid under this Plan during the six-month period following such separation, unless such Participant sooner dies. Any amount that would have been paid during such six-month period but for the provisions of the preceding sentence shall be paid to the Participant in a lump sum within thirty (30) days of the first to occur of (i) the seventh month following the Separation from Service or (ii) the date of the Participant’s death. Key rules for determining ‘specified employee’ status are set forth on Schedule A.
6.6    Small Benefit.
In the event the Committee determines that the vested balance of all a Participant’s Accounts under the Plan is less than $20,000 upon a payment event, or the portion of the vested balance of the Participant’s Accounts payable to any Beneficiary is less than $20,000 at the time of a payment event, the Committee may inform the Employer and the Employer, will pay the entire amount in the form of a lump sum payment, notwithstanding any Participant election to the contrary, within 60 days following the payment event.
6.7    Changes in Distributions.
A Participant’s election to change a Participation Election with respect to either the type or form of a distribution for Deferral Benefits for any Class Year, shall, to the extent required by Section 409A, meet the following requirements:
(a)the new election may not take effect until at least 12 months after the date on which the election is made;
(b)a new election with respect to a payment described in Treasury Regulation Section 1.409A-3(a)(4) may not be made within 12 months of the date the lump sum payment is to be made or the first installment is to be made; and
(c)in the case of an election related to a payment other than Disability or death, the payment with respect to which such change is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made.
Only one (1) change to the type or form of the Deferral Benefit for any Class Year will be permitted under this Section 6.7.

ARTICLE VII

Beneficiary Designation
7.1    Beneficiary Designation.
Each Participant shall have the sole right, at any time, to designate any person or persons as their Beneficiary to whom payment under the Plan shall be made in the event of their death prior to complete distribution to the Participant of their Account(s). All Beneficiary designations must be made in the manner required by the Committee or the Recordkeeper. Any designation of a Beneficiary in effect under the Plan prior to this amendment and restatement shall continue in full force and effect unless changed in accordance with the terms of this Plan.
7.2    Change of Beneficiary Designation.
Any Beneficiary designation may be changed by a Participant by making a new Beneficiary designation in the manner required by the Committee or the Recordkeeper, which will supersede all Beneficiary designations previously filed. The designation of a Beneficiary may be made or changed at any time without the consent of any other person.
7.3    No Designation.
If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be the Participant’s Beneficiary under the terms of the TIP; provided that the Beneficiary in such circumstances of a non-employee member of the Board, shall be the Participant’s estate.
7.4    Effect of Payment.
Payment to a Participant’s Beneficiary shall completely discharge the Employer’s obligations under the Plan. The Beneficiary shall have no right to change or in any way modify the manner in which the Participant’s Account is being paid.

ARTICLE VIII

Administration
8.1    Committee.
The Compensation Committee of the Board (or such other committee comprised of at least three (3) members, as the Board may determine) shall be the Committee that administers this Plan. If a member of the Compensation Committee is a Participant in the Plan, then that Participant shall not participate in decision-making matters related to the Plan. If at any time more than one (1) member of the Committee is a Participant in the Plan, the Board shall have the discretion to either assume responsibility for the Plan with respect to decisions related to the Plan or select from the Board members a sufficient number of non-Participants to act as the Committee, in its discretion. In any such case, the term “Committee” as used in this Plan shall refer to either the Board or the Board members selected in accordance with the prior sentence. The Committee shall have complete discretion to (i) supervise the administration and operation of the Plan, (ii) adopt rules and procedures governing the Plan from time to time, (iii) interpret the Plan terms and determine all questions of fact arising with respect to the Plan terms and any Participant or Beneficiary and (iv) adopt and amend, from time to time, the Administrative Procedures.
8.2    Agents.
The Committee may appoint an individual, who may be an employee of the Company, to be the Committee’s agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
8.3    Binding Effect of Decisions.
Any decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan shall be final and binding upon all persons having any interest in the Plan.
8.4    Indemnification of Committee.
The Company shall indemnify and hold harmless the members of the Committee and their duly appointed agents under Section 8.2 against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, to the maximum extent permitted by law.

ARTICLE IX

Amendment and Termination of the Plan
9.1    Amendment.
The Board or the Committee, acting on behalf of the Company and of each Selected Affiliate shall amend the terms of this Plan from time to time to comply with Section 409A. In addition, the Board or the Committee may, on behalf of the Company and of each Selected Affiliate, amend, suspend or reinstate any or all of the provisions of the Plan, including, without limitation, reduce or eliminate employer contributions or Participant deferrals under the Plan; provided that any such amendment, suspension or reinstatement which is inconsistent with Section 409A shall be ineffective to the extent inconsistent with Section 409A. No amendment may reduce the value of any Participant’s Account at the end of the calendar year prior to the date such amendment is adopted, except to the extent required for conformance with Section 409A.
9.2    Termination.
The Board or the Committee, acting on behalf of the Company and of each Selected Affiliate, may terminate this Plan at any time and for any reason whatsoever to the extent permitted by Section 409A. If the Plan is terminated under the provisions of this Section 9.2 all vested Accounts shall be distributed in a lump sum to the Participants or in such other manner as is permitted under Section 409A. A termination of the Plan shall not reduce the value of a Participant’s Account, as it existed as of the day before the effective date of such termination except to the extent distributed to the Participant or a Beneficiary.

ARTICLE X

Miscellaneous
10.1    Funding.
Participants, their Beneficiaries, and their heirs, successors and assigns, shall have no secured interest or claim in any property or assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future. Notwithstanding the foregoing, the Company has a related so-called ‘Rabbi Trust’ to hold funds which it intends to use in payment of the obligations of Employers under the Plan. In the event of a Change in Control or prior thereto, the Employers shall maintain and fund such trust, only to the extent consistent with Section 409A, and in particular Section 409A(b), in an amount equal to not less than the total value of the Participants’ Accounts under the Plan as of the Valuation Date immediately preceding the Change in Control; provided that any funds contained therein shall be liable for the claims of the respective Employer’s general creditors as provided therein.
10.2    Nonassignability.
No right or interest under the Plan of a Participant or their Beneficiary (or any person claiming through or under any of them) shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant or Beneficiary. If any Participant or Beneficiary shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber their benefits hereunder or any part thereof, or if by reason of their bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by them, then the Committee acting, in its discretion only, may terminate their interest in any such benefit (including the Deferral Account) to the extent the Committee considers such action necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written “termination declaration” with the Clerk of the Company and making reasonable efforts to deliver a copy to the Participant or Beneficiary whose interest is adversely affected (the “terminated participant”).
As long as the terminated participant is alive, any benefits affected by the termination shall be retained by the Employer and, in the Committee’s sole and absolute judgment, may be paid to or expended for the benefit of the terminated participant, their spouse, their children or any other person or persons in fact dependent upon them in such a manner as the Committee shall deem proper; provided that no such action shall result in any acceleration or deferral of the payment of the Participant’s Account. Upon the death of the terminated participant, all benefits withheld from them and not paid to others in accordance with the preceding sentence shall be disposed of according to the provisions of the Plan that would apply if they died prior to the time that all benefits to which they was entitled were paid to them. Notwithstanding the foregoing, the Committee may only exercise the discretion provided for in this paragraph and make any payments for or with respect to a terminated participant to the extent and in the manner they determine that such action is permitted under Section 409A.
10.3    Legal Fees and Expenses.
If, after a Change in Control, (1) an Eligible Employee initiates or is required to defend against a claim in court concerning the benefits intended to be provided to such Eligible Employee under the Plan (the “Claim”); and (2) the Eligible Employee prevails on the Claim, the Eligible Employee shall be entitled to attorneys’ fees and other costs of the litigation. Such expenses and other fees shall (i) be paid through the end of such litigation or until the Statute of Limitations with respect to such claim is reached, whichever is later, (ii) be reimbursed on or before the last day of the Eligible Employee's taxable year following the taxable year in which incurred, (iii) not affect any reimbursement in any other taxable year, (iv) not be subject to liquidation or exchange for other benefit, and (v) otherwise be in conformance with Section 409A.
10.4    Captions.
The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.
10.5    Governing Law.
The provisions of the Plan shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts. The Employee hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of a federal court of the Commonwealth of Massachusetts without regard to conflict of law provisions, or if jurisdiction is not appropriate in a federal court located in Massachusetts, then a state court within the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under or in connection with this Agreement or its subject matter.
10.6    Successors.
The provisions of the Plan shall bind and inure to the benefit of the Company, its Selected Affiliates, and their respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company or a Selected Affiliate and successors of any such Company or other business entity.
10.7    Right to Continued Service.
Nothing contained herein shall be construed to confer upon any Eligible Employee the right to continue to serve as an Eligible Employee of the Employer or in any other capacity.
    IN WITNESS WHEREOF, the Committee by an appropriate vote in accordance with the Plan’s Administrative Procedures and the terms of this Plan has caused this Amendment & Restatement to be executed, effective as of January 1, 2024. The signature of the Chair of the Committee below shall be evidence of such vote.

ANALOG DEVICES, INC.

By:	/s/ Edward H. Frank
Edward H. Frank, Chair, Compensation and Talent
Committee of the Board of Directors

Schedule A

Definitions

1.    "Change in Control" means either of the following events:

(a)    Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a “Person”) or “Group” (within the meaning of Rule 13d-5 of the Exchange Act and Treas. Reg. § 1.409A-3(i)(5)(B)), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities, by acquisition or through merger, consolidation, or reorganization; or

(b)    The consummation of a sale or other disposition by the Company of assets equivalent to at least 85% of the total gross fair market value of the Company’s assets to a person or Group (each as defined in subparagraph (a)) within a 12 month period ending on the then most recent acquisition of assets. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this subparagraph (c) when the transfer is to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to such shareholder’s stock; (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or more than one person acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii).

Notwithstanding the preceding provisions of this definition, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this definition is (1) an underwriter or underwriting syndicate that has acquired the ownership of any of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities, (2) the Company or any subsidiary of the Company or (3) to the extent permitted by Section 409A of the Code, an employee stock ownership plan or other employee benefit plan maintained by the Company (or any of its subsidiaries) that is qualified under the provisions of the Code. In addition, no Change in Control shall have occurred unless the transaction or series of transactions results in a Change in Control within the meaning of Code Section 409A and the regulations thereunder. This Change in Control definition shall be interpreted in a manner that is consistent with Code Section 409A and the regulations thereunder, including with respect to any applicable limitations on the kinds of events that would constitute a Change in Control.

2.    “Disability” mean that a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The determination of whether a Participant is disabled shall be made by a person designated by the Committee, including the administrator of a disability insurance program, which designation may be changed from time to time. See “Certain Procedural Rules” in this Schedule A, below.

3.    “Unforeseen Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, beneficiary or dependent as defined in Section 152 of the Code (without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of whether a Participant has incurred an “Unforeseen Emergency” shall be made by a person designated by the Committee.
4.    “Separation from Service” or “Separates from Service” means the termination of services provided to an Employer, whether voluntarily or involuntarily, as determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(h). To avoid doubt, the transfer of an Eligible Employee from their Employer to another Employer shall not constitute a “Separation from Service.” See “Certain Procedural Rules” in this Schedule A, below.
Certain Procedural Rules

The following claims procedure will apply to claims made for payment made on a “Disability” on or after April 2, 2018:1

Timing of Adverse Determination
If a claim for payment on a Disability is denied in whole or in part, a Participant will receive written notification of the adverse determination within a reasonable period of time, but no later than 45 days after the Committee’s receipt of the claim for payment on Disability. The Committee may extend this period for up to 30 additional days provided the Committee determines that the extension is necessary due to matters beyond the Committee’s control and the Participant is notified of the extension before the end of the initial 45-day period and is also notified of the date by which the Committee expects to render a decision. The 30-day extension can be extended by an additional 30 days if the Committee determines that, due to matters beyond its control, it cannot make the decision within the original extended period. In that event, the Participant will be notified before the end of the initial 30-day extension of the circumstances requiring the extension and the date by which the Committee expects to render a decision. The extension notice will explain the standards on which entitlement to payment on Disability is based, the unresolved issues that prevent a decision on the claim, and the additional information, if any, the Participant must submit.
If a Participant must provide additional information, he/she will be provided with at least 45 days to provide the additional information. The period from which the Participant is notified of the additional required information to the date he/she responds is not counted as part of the determination period.
Adverse Determination Notice
1 This procedure is intended to and should be construed to comply with Department of Labor Regulation §2560.503-1.

A notice that payment is not available on Disability (a “denial notice”) will include:
•the specific reason(s) for the adverse determination;
•reference to the specific Plan provision on which the determination is based;
•a description of any additional material or information necessary to fix the claim and an explanation of why such material or information is necessary;
•a description of the review procedures, including a statement of the Participant’s right to bring a lawsuit following an adverse benefit determination on review;
•a discussion of the decision, including, an explanation of the basis for disagreeing with or not following:
(i)The views presented by the health care professionals treating the Participant and vocational professionals who evaluated them;
(ii)The views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse determination, without regard to whether the advice was relied upon in making the determination; and
(iii)If applicable, a disability determination regarding the Participant presented by them to the Committee made by the Social Security Administration.
•either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Committee relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the plan do not exist; and
•a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim. A document, record, or other information will be considered “relevant” to the claim if such document, record, or other information:
(i)Was relied upon in making the payment determination;
(ii)Was submitted, considered, or generated in the course of making the determination, without regard to whether such document, record, or other information was relied upon in making the determination; and
(iii)Demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; or
If the Participant lives in a county with a significant population of non-English speaking persons, the Plan will provide, in the non-English language(s), a statement of how to access oral and written language services in those languages.
Appeal Process
If a Participant disagrees with a payment determination, he/she can contact the Committee in writing to formally request an appeal. The request should include:

•The Participant’s name.
•The reason he/she believes payment is available on a Disability from the Plan.
•Any documentation or other written information to support the claim for payment.
The appeal request must be submitted to the Committee within 180 days after the Participant receives the claim denial.
A qualified individual who was not involved in the decision being appealed will be appointed to decide the appeal. If the appeal is related to clinical matters, the review will be done in consultation with a health care professional with appropriate expertise in the field who was not involved in the prior determination. The Committee may consult with, or seek the participation of, medical experts as part of the appeal resolution process. The Participant consents to this referral and the sharing of pertinent health claim information. Upon request and free of charge a Participant has the right to reasonable access to and copies of, all documents, records, and other information relevant to the claim for payment.
In addition, prior to the appeal determination noted below, the Committee will provide the Participant, free of charge, with any new or additional evidence considered, relied upon, or generated by the Plan, insurer, or other person making the benefit determination (or at the direction of the Plan, insurer or such other person) in connection with the claim as soon as possible and sufficiently in advance of the date on which the appeal determination is required to be provided to give the Participant a reasonable opportunity to respond prior to that date. Before an adverse benefit determination on appeal based on a new or additional rationale, the Committee will provide the Participant, free of charge, with the rationale; the rationale will be provided as soon as possible and sufficiently in advance of the date on which the appeal determination is required to be provided to give the Participant a reasonable opportunity to respond prior to that date.
Timing of Appeal Determination
The Participant will be notified of the Committee’s decision upon review within a reasonable period of time, but no later than 45 days after the Committee receives the Participant’s appeal request. The 45-day period may be extended for an additional 45-day period if the Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time. The Participant will be provided with written notice prior to the expiration of the initial 45-day period. Such notice will state the special circumstances requiring the extension and the date by which the Committee expects to render a decision.
Appeal Determination Notice
If denied, the Participant’s review decision on appeal will include the following:
•the specific reason(s) for the adverse determination;
•reference to the specific Plan provision on which the benefit determination is based;
•a statement that the Participant is entitled to receive, without charge, reasonable access to any document (i) relied on in making the determination, (ii) submitted, considered or generated in the course of making the benefit determination, (iii) that demonstrates compliance with the administrative processes and safeguards required in making the determination, or (iv) that constitutes a statement of policy or guidance with respect to the Plan concerning the claim without regard to whether the statement was relied on;
•either the specific rule or guideline used in making the Participant’s benefits determination or a statement that such a rule or guideline was relied upon in making the determination and that a copy of such rule or guideline will be provided free of charge upon request or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the plan do not exist;
•if the adverse determination is based on medical necessity or experimental treatment or a similar exclusion or limit, either an explanation of the scientific or clinical judgment applying the terms of the Plan to the Participant’s medical condition, or a statement that such explanation will be provided without charge on request;
•a statement describing the Plan’s optional appeals procedures, and the Participant’s right to receive information about such procedures, as well as the Participant’s right to bring a lawsuit and any applicable contractual limitations period that applies to the Participant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim;
•a discussion of the decision, including, an explanation of the basis for disagreeing with or not following:
(i)The views presented by the health care professionals treating the Participant and vocational professionals who evaluated the Participant;
(ii)The views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Participant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and
(iii)A disability determination regarding the Participant presented by the Participant to the Plan made by the Social Security Administration.
If the Participant lives in a county with a significant population of non-English speaking persons, the plan will provide, in the non-English language(s), a statement of how to access oral and written language services in those languages.
Should the Plan fail to establish or follow disability claims procedures established under the Employee Retirement Income Security Act (“ERISA”) to the extent applicable, the Participant may be entitled to pursue legal remedies under ERISA without exhausting the Participant’s administrative remedies.
The Committee has the exclusive right to interpret the provisions of the Plan. Decisions of the Committee are final, conclusive and binding. The Committee has final claims adjudication authority under the Plan. However, the Committee may delegate duties and authority to others to accomplish those duties.”
Certain Section 409A Rules

Determining ‘Specified Employees’.

Whether a Participant is considered to be a key employee or specified employee shall be at all times determined in accordance with Treas. Reg. Section 1.409A-1(i). In accordance with Treas. Reg. Section 1.409A-1(i)(3), the “Specified Employee Identification Date” shall be December 31 of each year. The Specified Employee Identification Date is used to determine all specified employees as of the “Specified Employee Effective Date.”
In accordance with Treas. Reg. Section 1.409A-1(i)(4), the “Specified Employee Effective Date” shall be April 1 of each year.
The foregoing rules mean that each year the Company will establish the specified employee list as of December 31. Those individuals who are determined to be specified employees on the Specified Employee Identification Date shall be considered to be specified employees for the period commencing as of the next April 1st following the Specified Employee Identification Date and shall remain specified employees until the next following March 31.
Determining Whether a Separation from Service Has Occurred.
Whether a Separation from Service has occurred is determined in accordance with Treas. Reg. Section 1.409A-1(h). Participants will be deemed to have incurred a Separation from Service in all instances in which a termination of employment has occurred, subject to the rules set out below.
Participants who terminate service and, as part of such termination, are placed on “garden leave” or some similar status during which no services will be provided to the Company or after which it is not anticipated that the Participant shall return to active service, shall be deemed to have a Separation from Service on the last day of active service (i.e., the day preceding the day the garden leave commences).
The following rules shall apply to Participants who terminate employment but agree, as part of such termination, to provide services to the Company (either as a consultant, employee or otherwise) after the termination:
•Participants who work less than 20% of the time they worked while “actively employed” (based on the 36-month average preceding the termination date), shall be deemed to have a Separation from Service on the last day of active service (i.e., the last day in which they worked the same number of hours they worked while actively employed);
•Participants who work more than 50% of the time they worked while actively employed (based on the 36-month average preceding the termination date), shall be deemed not to have a Separation from Service on the last day of active service but shall have a Separation from Service on the last day they cease providing services to the Company at a rate of at least 50% of the time they worked while actively employed; and
•For Participants who work more than 20% but less than 51% of the time they worked while actively employed (based on the 36-month average preceding the termination date), there shall be no presumption and the determination of the Separation from Service date shall be made by the

Company, in its sole discretion, using a facts and circumstances test consistent with the requirements of Treas. Reg. Section 1.409-1(h).
Any agreement between a terminated Participant and the Company for the provision of post-active service employment or engagement, shall clearly state whether the Participant will be providing services during the post-termination consulting or similar period and an estimate of the number of hours that services will be provided. The Participant is solely responsible for ensuring that the percentages described above are met or observed and for retaining such evidence of such service that the Internal Revenue Service (or other taxing agency) may require.
The following example illustrates the foregoing:
1.Barbara Jones is determined to be a Specified Employee as of December 31, 2020. She will be considered a specified employee from April 1, 2021 until March 31, 2022. On December 31, 2021, it is determined that Barbara Jones is no longer a specified employee. Accordingly, she will remain a specified employee until March 31, 2022 (based on the December 31, 2020 designation) but will not be a Specified Employee during the period April 1, 2022 to March 31, 2023.
2.Barbara Jones and the Company have determined that she will terminate her employment on June 1, 2021. As part of her separation agreement, it is agreed that she will provide advice to the Company for 1 day a week for a period of six months following her termination from active service. Because the level of anticipated service is 20%, Ms. Jones’ Separation from Service date will be June 1, 2021. (Note that if Ms. Jones is a specified employee, payments from the Plan will occur or commence six months after the Separation from Service date. See #1 above.)
3.The same facts as set forth in #2 above apply except that Ms. Jones will be providing actual services for more than 50% of the time during the six-month period. As such, her Separation from Service will be at the end of the six-month period that she provides services for purposes of the Plan.
The same facts as set forth in #2 apply except that it is anticipated that Ms. Jones will be working between 20% and 50% of the time. No presumption will apply with respect to the Separation from Service date. Rather, an analysis will be done to determine whether actual services for which Ms. Jones is compensated are provided at the levels indicated.